FOR IMMEDIATE RELEASE

Spartan Motors Announces Record Second Quarter Sales, Improved Earnings
Record Backlog, Return to Profitability for Crimson Fire Highlight Quarter

CHARLOTTE, Michigan, July 28, 2005 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced its highest ever second quarter sales and a 12.8 percent improvement in net earnings for the second quarter ended, June 30, 2005, compared to the same period of last year.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles reported net earnings of $2.6 million, or $0.20 per diluted share, on net sales of $89.3 million for the second quarter of 2005, versus net earnings of $2.3 million, or $0.18 per diluted share, on net sales of $78.2 million for the same quarter of last year.

The Company's Spartan Chassis unit reported increased sales and profitability for the second quarter. Its Emergency Vehicle Team (EVTeam), consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported higher sales for the quarter versus last year's second quarter and a reduction in its loss compared to the first quarter of 2005. Spartan also reported a record backlog of $156.3 million driven by continued order growth as its focus on becoming the most desired brand continues to produce results.

"The results of the quarter are another step in the right direction and we are focused on continuing our operational improvements," said John Sztykiel, president and CEO of Spartan Motors. "We are optimistic about the second half of 2005 based on our projected sales growth for RV and fire truck chassis, military orders, lower steel costs, added revenue from our price increases and the expected operational improvements from the EVTeam."

For the six months ended, June 30, 2005, Spartan reported net earnings grew 28.1 percent to $4.6 million, or $0.36 per diluted share, compared to net earnings of $3.6 million, or $0.28 per diluted share, for the same period of last year. Net sales grew 27.0 percent to a record $178.2 million, compared to net sales of $140.3 million for first six months of 2004.

Second Quarter 2005 Results
Spartan reported steel costs and production constraints at Crimson Fire and Road Rescue led to a decline in consolidated gross margin versus last year's second quarter. Gross margin was 13.8 percent in the second quarter of 2005, compared with 14.6 percent for the same period in 2004.

"Steel costs were higher than the second quarter a year ago, but less than the first quarter of 2005 and we expect the costs to continue to decline," said Chief Financial Officer Jim Knapp. "Our gross margin this quarter improved over the first quarter of 2005."

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Consolidated SG&A (selling, general and administrative) expense for the period declined to 7.1 percent versus 7.7 percent for the same period last year. Total operating expenses in the second quarter of 2005 declined as a percentage of sales to 9.6 percent, compared with 10.1 percent in the same quarter of 2004.

Spartan Chassis
Sales at Spartan Chassis grew by 10.1 percent in the second quarter, including a 12.2 percent increase in RV chassis sales, while profitability for the unit increased by 7.1 percent. Sales for fire truck chassis were slightly better than in the second quarter of last year and Spartan continues to project, based on current order activity, a record year of sales for its fire truck chassis.

"This was another solid quarter for RV chassis sales at Spartan Chassis," said Sztykiel. "While there is some uncertainty in the market, we are picking up profitable market share and are on track to build more RV chassis in 2005 versus last year. The Spartan brand continues to grow in strength."

"In addition, we remain on target toward making this our best year ever for sales of fire truck chassis. We also generated revenue from a small volume of military units from Force Protection, Inc., the primary contractor for the Cougar armored vehicle, in the second quarter and expect this revenue to increase substantially in both the third and fourth quarters of 2005. Richard Schalter, president of Spartan Chassis, and his team have done a great job so far and are poised for a very good year in 2005."

Emergency Vehicle Team (EVTeam)
Spartan said its EVTeam unit reported a 32.4 percent increase in net sales for the second quarter of 2005 compared to the second quarter of last year, and narrowed its loss by 21.9 percent versus the first quarter of 2005.

Crimson Fire reported a return to profitability and a 13.1 percent increase in sales over last year's second quarter. Crimson Fire Aerials remains on plan with a strong order book and accelerating production rates.

"Crimson Fire is not only improving its efficiency, it also closed the quarter with a record backlog," said Sztykiel. "This is a result of the growth of the Crimson Fire brand, the enhanced value brought by the Aerials group and the addition of high quality dealers. In essence, the Crimson Fire strategic plan is coming together."

Road Rescue's ambulance sales increased 77.8 percent over the second quarter of last year and 27.9 percent over the first quarter of 2005 as it worked aggressively through its large backlog. Road Rescue reported a loss for the quarter driven by significant overtime labor costs and increased material costs not covered in the recent price increases.

"The EVTeam is making progress toward returning to profitability as a unit, though we still have work ahead in improving our production efficiency and meeting the strong demand for our products," said Sztykiel. "The long-term growth prospects for the $3 billion emergency-rescue market remain favorable from both a need and government funding perspective. Fire related property damage is costing our nation over $23 million per day and is increasing 5.7 percent annually.

"Likewise, funding at both the local and federal level is continuing to support the upgrade of America's aging fire truck fleet. We expect to see growth from both market expansion and capturing market share in the emergency-rescue market."

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Key Metrics
On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 13.7 percent in the second quarter of 2005, compared with ROIC of 13.8 percent in the same quarter in 2004. (Spartan defines return on invested capital by calculating operating income, less taxes, on an annualized basis, divided by total shareholders' equity.)

Consolidated backlog grew to a record $156.3 million as of June 30, 2005, compared with backlog of $134.5 million at the end of the first quarter of 2005 and $110.3 million at the end of last year's second quarter. Spartan continues to have virtually no debt and generated $9.3 million in operating cash flow in the second quarter of 2005, ending the quarter with $17.8 million in cash and marketable securities.

"We are in a solid position of showing top and bottom line growth, dividend growth and strong cash flow creation, and believe our efforts to increase our exposure and brand awareness both in our markets and in the investment community will continue to be rewarded," said Sztykiel.

"During the quarter we hit the road with our first-ever 'real road show,' driving a 41-foot, one-of-a-kind mid-engine RV to New York, Boston, Cleveland and Chicago to meet with media, analysts and portfolio managers, resulting in national media coverage and, along with our listing in the new Russell Microcap Index, renewed interest in our stock at an institutional level.

"The long-term growth prospects for all of our markets remain strong, and we expect the improved performance of the EVTeam, along with increased revenue from fire trucks and military orders at Spartan Chassis, to lead to an even better second half of 2005."

Second Quarter 2005 Conference Call & Webcast
Spartan Motors will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to the call, please go to http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / mail@lambert-edwards.com

Spartan Motors / Page 4 of 6

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended June 30, 2005 and 2004

	June 30, 2005		June 30, 2004
	$-000-%		$-000-%

Sales	89,341		78,206
Cost of Sales	76,969		66,793

Gross Profit	12,372	13.8	11,413	14.6

Operating Expenses:
Research and Development	2,212	2.5	1,840	2.4
Selling, General and Administrative	6,398	7.1	6,039	7.7
Total Operating Expenses	8,610	9.6	7,879	10.1

Operating Income	3,762	4.2	3,534	4.5

Other Income (Expense):
Interest Expense	(31)	0.0	(103)	(0.1)
Interest and Other Income	178	0.2	158	0.2
Total Other Income (Expense)	147	0.2	55	0.1

Earnings before Taxes	3,909	4.4	3,589	4.6

Taxes	1,352	1.5	1,322	1.7

Net Earnings	2,557	2.9	2,267	2.9

Basic Net Earnings per Share	0.20		0.18

Diluted Net Earnings per Share	0.20		0.18

Basic Weighted Average Common Shares Outstanding	12,492		12,268

Diluted Weighted Average Common Shares Outstanding	12,737		12,665

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Six Months Ended June 30, 2005 and 2004

	June 30, 2005		June 30, 2004
	$-000-%		$-000-%

Sales	178,242		140,311
Cost of Sales	154,136		119,639

Gross Profit	24,106	13.5	20,672	14.7

Operating Expenses:
Research and Development	4,466	2.5	3,629	2.6
Selling, General and Administrative	12,718	7.1	11,704	8.3
Total Operating Expenses	17,184	9.6	15,333	10.9

Operating Income	6,922	3.9	5,339	3.8

Other Income (Expense):
Interest Expense	(77)	0.0	(206)	(0.1)
Interest and Other Income	340	0.1	264	0.2
Total Other Income (Expense)	263	0.1	58	0.1

Earnings before Taxes	7,185	4.0	5,397	3.9

Taxes	2,582	1.4	1,804	1.3

Net Earnings	4,603	2.6	3,593	2.6

Basic Net Earnings per Share	0.37		0.29

Diluted Net Earnings per Share	0.36		0.28

Basic Weighted Average Common Shares Outstanding	12,506		12,245

Diluted Weighted Average Common Shares Outstanding	12,760		12,614

Spartan Motors / Page 6 of 6

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	June 30, 2005	Dec 31, 2004
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$17,833	$11,970
Accounts receivable, net	38,051	32,359
Inventories	36,362	32,442
Taxes receivable	1,286	1,957
Other current assets	4,001	4,488
Total current assets	97,533	83,216

Property, plant and equipment, net	18,257	18,239
Goodwill, net	4,543	4,543
Other assets	1,005	915

Total assets	$121,338	$106,913

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,364	$19,248
Other current liabilities and accrued expenses	4,486	3,397
Accrued warranty	4,235	3,671
Taxes on income	-	-
Accrued vacation, compensation and related taxes	4,038	4,352
Deposits from customers	13,566	8,588
Current portion of long-term debt	6	6
Total current liabilities	50,695	39,262

Long-term debt, less current portion	137	140

Shareholders' equity:
Preferred stock	-	-
Common stock	125	125
Additional paid in capital	36,738	36,211
Retained earnings	33,654	31,182
Accumulated other comprehensive loss	(11)	(7)
Total shareholders' equity	70,506	67,511

Total liabilities and shareholders' equity	$121,338	$106,913